As filed with the Securities and Exchange Commission on July 24, 1998
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             BASE TEN SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          NEW JERSEY                                   22-1804206
(State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
Incorporation or Organization)

                              ONE ELECTRONICS DRIVE
                            TRENTON, NEW JERSEY 08619
          (Address, including Zip Code, of Principal Executive Offices)

                        1998 DIRECTORS' STOCK OPTION PLAN
                            (Full Title of the Plan)

                                THOMAS E. GARDNER
                        PRESIDENT, CHAIRMAN OF THE BOARD,
                           and CHIEF EXECUTIVE OFFICER
                             BASE TEN SYSTEMS, INC.
                              ONE ELECTRONICS DRIVE
                            TRENTON, NEW JERSEY 08619
                                 (609) 586-7010
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------

                                 With a copy to:
                              WARREN J. CASEY, ESQ.
                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                          MORRISTOWN, NEW JERSEY 07962
                                 (973) 966-6300


                         CALCULATION OF REGISTRATION FEE

----------------------------- ---------------------- ----------------------- ---------------------- ----------------------
          Title of                   Amount             Proposed Maximum       Proposed Maximum           Amount of
       Securities to                  to be              Offering Price            Aggregate            Registration
       be Registered              Registered(1)           Per Share(2)          Offering Price               Fee

Class A Common Stock, $1.00          300,000              $3.09375               $928,125                $273.80
         Par Value

   Total Registration Fee
                                                                                                         $273.80
----------------------------- ---------------------- ----------------------- ---------------------- ----------------------


(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Class A Common Stock that may be issuable pursuant to anti-dilution provisions contained in the 1998 Directors' Stock Option Plan (the "Plan").

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457 (c) and Rule 457(h)(1) based on the average high and low prices of the Registrant's Class A Common Stock as reported on the NASDAQ National Market on July 22, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  Plan Information

            Not filed with this Registration Statement.


ITEM 2.  Registrant Information and Employee Plan Annual Information

            Not filed with this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           Incorporation of Documents by Reference.

         The following documents filed by Base Ten Systems, Inc. ("Base Ten" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         1. Annual Report on Form 10-K for the year ended October, 31, 1997 filed on February 11, 1998.

         2. Amendment to Annual Report on Form 10-K/A for the year ended October 31, 1997 filed on February 27, 1998.

         3. The Description of the Registrant's Capital Stock contained in the Current Report on Form 8-K, filed on April 23, 1998.

         4. Form 8-K, filed on November 12, 1997, reporting the sale of all the assets, subject to certain liabilities, of the Registrant's Government Technology Division.

         5.       Form 8-K,  filed on December 18, 1997,  reporting  the sale of
                  the  first   installment   of  the  sale  of  $19  million  of
                  Convertible Preferred Shares.

         6. Form 8-K, filed on January 9, 1998, reporting the completion of the sale of the Government Technology Division and the second and final installment of the sale of $19 million of Convertible Preferred Shares.

         7.       Form  8-K,   filed  on   February  2,  1998,   reporting   the
                  Registrant's change in fiscal year.

         8. Form 8-K, filed on March 6, 1998, reporting the Registrant's execution of a Definitive Purchase Agreement with Consilium, Inc. under which the Registrant purchased the assets of Consilium's Health Care and Process business unit for a cash consideration of $1.5 million and the assumption of certain maintenance and warranty obligations.

         9. Form 8-K, filed on March 9, 1998, reporting the dismissal of Deloitte & Touche LLP as the principal accountant to audit the Registrant's financial statements.

         10. Form 8-K, filed on March 16, 1998, reporting the appointment of Price Waterhouse LLP as the principal accountant to audit the Registrant's financial statements.

         11. Quarterly Report on Form 10-Q for the transition period from November 1, 1997 to December 31, 1997, filed on March 16, 1998.

         12. Amendment No. 1 to Form 8-K, filed on May 5, 1998, amending the Form 8-K filed on March 6, 1998.

         13. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed on May 15, 1998.

         14. Amendment No. 2 to Form 8-K, filed on May 11, 1998, amending the Form 8-K filed on March 6, 1998.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


   ITEM 4.           Description of Securities.

                     Not applicable.


   ITEM 5.           Interests of Named Experts and Counsel.

                     Not applicable.


   ITEM 6.           Indemnification of Directors and Officers.

   Article 9 of the Registrant's Restated Certificate of Incorporation, as amended, provides as follows:

         Any present or future Director or Officer of the Corporation, and any present or future director or officer of any other corporation serving as such at the request of the Corporation, or the legal representative of any such Director or Officer, shall be indemnified by the Corporation against reasonable costs, expenses (exclusive of any amount paid to the Corporation in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such Director or Officer or his legal representative may be made a party by reason of his being or having been such Director or Officer; provided that, (1) said action, suit or proceeding shall be prosecuted against such Director or Officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such Director or Officer, or (2) said action, suit or proceeding shall be settled or otherwise terminated as against such Director or Officer or his legal representative without a final determination on the merits and it shall be determined by a majority of the members of the Board of Directors who are not parties to said action, suit or proceeding, or by a person or persons specially appointed by the Board of Directors to determine the same that said Director or Officer has not in any substantial way been derelict in the performance o his duties as charged in such action, suit or proceeding. The foregoing right of indemnification shall not be exclusive of other rights to which such Director or Officer or legal representative may be entitled by law, and shall inure to the benefit of the heirs, executors or administrators of such Director or Officer.

   Article 10 of the Registrant's Restated Certificate of Incorporation, as amended, provides as follows:

         No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such director's or officer's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such director or officer of an improper personal benefit. As used in this Article, an act or omission in breach of a director's or officer's duty of loyalty means an act or omission which such director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such director or officer has a material conflict of interest.

         The provisions of this Article shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the provisions of this Article nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director or officer of the corporation which exists at the time of such repeal or modification.

   Article X of the Registrant's By-Laws, as amended, entitled "Indemnification:
Insurance," provides as follow:

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent permitted by law, and shall advance expenses incurred by such person in any such action to the maximum extent permitted by law in accordance with the procedures provided by applicable law.

         Section 2. To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys' fees), judgments, fines and amounts paid in settlement.

         Section 3. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 4. The Corporation, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X. Nothing in this
         Section 4 shall obligate the Corporation to indemnify any person to any extent other than as provided in Sections 1, 2, 3 and 4 of this Article X.

   Statutory authority for indemnification of and insurance for Base Ten's directors and officers is contained in the New Jersey Business Corporation Act ("the Act"), in particular, Section 14A:3-5 of the Act, the material provisions of which may be summarized as follows:

         Directors and officers may be indemnified in non-derivative proceedings against settlement, judgments, fines and penalties and against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was unlawful. In derivative proceedings such persons may be indemnified against reasonable expenses (including counsel fees) were the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but not against settlements, judgments, fines or penalties except that, without a court determination as to entitlement to indemnity, no indemnity may be provided to a person who has been adjudged liable to the corporation In all cases, the Act provides that indemnification may only be made by the corporation (unless order by a court) only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct required of the person, requires a person to be indemnified for reasonable expenses (including counsel fees)  to the  extent  he has been  successful  in any  proceeding  and permits a corporation to advance expenses upon an undertaking for repayment if it shall be ultimately determined that the director or officer is not entitled to indemnification. The indemnification and advancement of expenses provided by or granted pursuant to the Act is not exclusive of other rights of indemnification to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of a director or officer if a final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law, or resulted in receipt by the director or officer an improper personal benefit. A corporation may purchase and maintain insurance on behalf of any directors and officers against expenses incurred in any proceeding and liabilities asserted against them by reason of being or having been a director or officer, whether or not the corporation would have the power to indemnify the directors or officers against such expenses and liabilities under the statute.

         Each of the officers and directors of Base Ten is insured against certain liabilities which he might incur in his capacity as an officer or director of Base Ten or its subsidiaries pursuant to a Directors and Officers Insurance and Company Reimbursement Policy issued by National Union Fire Insurance Company of Pittsburgh, PA, Zurich Insurance Company of Philadelphia, PA and Genesis Insurance Company of Stamford, CT. The general effect of the policy is that if any claims are made against officers or directors of Base Ten or its subsidiaries or any of them for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, to the extent Base Ten or its subsidiary has property indemnified such officers and directors, the insurer will, subject to the retention amount, reimburse Base Ten or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that Base Ten or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay on behalf of such officer or director 100% of the Loss. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy.

         The retention amount under the policy is $250,000. The retention amount is first applied to Base Ten or its subsidiary. The retention amount is not applicable to officers or directors if Base Ten or its subsidiary is not permitted or required to indemnify the officers or directors. If, however, Base Ten or its subsidiary is permitted or required to indemnify the officers or directors, then the retention amount does apply to them.

         Under the policy, the term "Wrongful Act" means any actual or alleged error, or misstatement, or misleading statement, or act, or omission, or neglect or breach of duty by the directors or officers in their capacities as such, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of Base Ten or its subsidiaries, except that certain claims are excluded by the terms and conditions of the policy. The term "Loss" means damages, judgments, settlements and Defense Costs. The term "Defense Costs" means reasonable and necessary fees, costs and expenses consented to by the insurer resulting solely from the investigation, adjustment, defense and appeal of any claim against any director or officer, but excluding salaries of officers or employees of Base Ten or its subsidiaries.



   ITEM 7.           Exemption from Registration Claimed.

                     Not applicable.


   ITEM 8.           Exhibits.

         4(c)     1998 Directors' Stock Option Plan

         5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

         23(a)    Consent of Deloitte & Touche LLP.

         23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

         24       Power of Attorney (included on signature page hereto).


   ITEM 9.           Undertakings.

   1.       The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, State of New Jersey, on this 24th day of July, 1998.


                             BASE TEN SYSTEMS, INC.



       THOMAS E. GARDNER                      WILLIAM F. HACKETT                    WILLIAM F. HACKETT
   By:__________________                  By:_____________________               By:___________________
      Thomas E. Gardner                       William F. Hackett                    William F. Hackett
   Chief Executive Officer                  Chief Financial Officer                (Principal Accounting Officer
 (Principal Executive Officer)                                                     and Principal Financial Officer)


         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas E. Gardner and William F. Hackett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming what said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                            Title                              Date

  THOMAS E. GARDNER
  __________________________                                                    July 24, 1998
   Thomas E. Gardner               Chief Executive Officer, Chairman of
                                    the Board, President, and Director
                                       (Principal Executive Officer)
   ALEXANDER M. ADELSON
   __________________________                                                    July 24, 1998
   Alexander M. Adelson                Director

   DAVID C. BATTEN
   __________________________                                                    July 24, 1998
   David C. Batten                     Director


   __________________________                                                    July   ,  1998
   Alan S. Poole                       Director

   WILLIAM SWORD
   __________________________                                                    July 24, 1998
   William Sword                       Director


   __________________________                                                    July   , 1998
   Carl W. Schafer                     Director



                                INDEX TO EXHIBITS

     Exhibit No.       Description

         4(c)     1998 Directors' Stock Option Plan.

         5        Opinion of Pitney, Hardin, Kipp & Szuch.

         23(a)    Consent of Deloitte & Touche LLP.

         23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

         24       Power of Attorney (included on signature page hereto).